Exhibit 10.1

Private and Confidential

DATED as of 31 July 2012

NAVIOS MARITIME PARTNERS L.P.

as Borrower

COMMERZBANK AG and DVB BANK SE

as Lenders

DVB BANK SE

as Agent, Joint-Arranger

and Security Trustee

and

COMMERZBANK AG

as Payment Agent, Account Bank,

and Joint-Arranger

FACILITY AGREEMENT FOR A USD 290,450,000

TERM LOAN FACILITY

INCE & CO

47-49 Akti Miaouli

Piraeus 185 36

Greece

Tel: 210 429 2543

Fax: 210 429 3318

Index

Clause		Page

1	PURPOSE, DEFINITIONS, CONSTRUCTION & MAJORITY LENDERS	3

2	The Available Commitment and CANCELLATION	26

3	Interest and Interest Periods	28

4	Repayment and prepayment	31

5	Fees and expenses	34

6	Payments and taxes; accounts and calculations	36

7	Representations and warranties	39

8	Undertakings	47

9	Conditions	60

10	Events of Default	62

11	Indemnities	68

12	Unlawfulness and increased costs	69

13	APPLICATION OF MONEYS, set off, pro-rata payments AND MISCELLANEOUS	71

14	ACCOUNTS and retentions	75

15	Assignment, transfer and lending office	77

16	ARRANGERS, AGENT AND SECURITY TRUSTEE	82

17	Notices and other matters	97

18	Governing law	100

19	Jurisdiction	100

Execution Pages		103

THIS AGREEMENT dated as of 31 July 2012 is made BY and BETWEEN:

(1)	NAVIOS MARITIME PARTNERS L.P. as Borrower;

(2)	COMMERZBANK AG and DVB BANK SE as Lenders;

(3)	DVB BANK SE as Agent, Joint-Arranger and Security Trustee; and

(4)	COMMERZBANK AG as Payment Agent, Account Bank and Joint-Arranger.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	PURPOSE, DEFINITIONS, CONSTRUCTION & MAJORITY LENDERS

1.1	Purpose

This Agreement sets out the terms and conditions on which Commerzbank AG and DVB BANK SE agree to make available to the Borrower a loan in the sum of two hundred and ninety million four hundred and fifty thousand Dollars (USD 290,450,000) for the purpose of:

(a)	in respect of USD257,950,000, refinancing existing Indebtedness under the Existing Loan Agreement A; and

(b)	in respect of USD32,500,000, refinancing existing Indebtedness under the Existing Loan Agreement B.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means Commerzbank AG a company incorporated in Germany, acting through its branch at Domstrasse 18, 20095 Hamburg, Germany or such other Lender as may be designated by the Agent (acting on the instructions of the Majority Lenders) as the Account Bank for the purposes of this Agreement;

“Agent” means DVB BANK SE a company incorporated in Germany, acting through its branch at Platz der Republik,
D-60325 Frankfurt am Main, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.2.3) or such other person as may be appointed as agent by the Lenders pursuant to clause 16.13;

“Applicable Margin” means, in relation to each Interest Period the relevant one of the following as shall be notified to the Borrower by the Payment Agent under Clause 3.5:

(a)	1.80% per annum while the Loan Amount is less than 40% of the Security Value;

(b)	1.90% per annum while the Loan Amount is equal to or more than 40% but less than 65% of the Security Value; and

(c)	2.05% per annum while the Loan Amount is equal to or more than 65% of the Security Value where “Loan Amount” means either (a) if the Loan is partially drawn, the daily average of the amount of the Loan during the three months preceding the period under Clause 3.5 to which the Applicable Margin applies, calculated by reference to the amount of the Loan on close of business in Germany on each day during that period or (b) if the Loan is fully drawn, the amount thereof at the date of calculation by the Agent of the Applicable Margin in accordance with Clause 3.5;

“Approved Broker” means each of Fearnleys A.S., Oslo Shipbrokers A.S., Clarkson Valuations Limited, Simpson Spence & Young Shipbrokers Ltd., E.A. Gibson Shipbrokers Ltd., Jacq. Pierot Jr. & Sons, Maritime Strategies International Ltd., RS Platou ASA, ICAP Shipping Limited, Island Shipbrokers PTE LTD, Singapore, Arrow Valuations or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Agent (acting on the instructions of the Majority Lenders) and agreed with the Borrower;

“Arrangers” means, together, DVB BANK SE a company incorporated in Germany, acting through its branch at Platz der Republik, D-60325 Frankfurt am Main, Germany and Commerzbank AG acting through its office at Ness 7-9, 20457 Hamburg, Germany;

“Authorised Person” means each person named as an Authorised Person in the Loan Administration Form who are authorised, on behalf of the Borrower, to request information or communicate generally with the Agent in relation to the administration of the Loan by the Agent during the Facility Period, and with whom the Agent will liaise in the first instance in relation to the administration of the Loan;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in Athens, Frankfurt, London, Piraeus and New York City (or any other relevant place of payment under clause 6);

“Banks” means, together, the Arrangers, the Agent, the Payment Agent, the Account Bank, the Security Trustee, the Lenders and any Transferee Lenders;

“Borrower” means Navios Maritime Partners L.P., a limited partnership established in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Payment Agent at any time and from time to time as having been incurred by the Lenders or any of them in maintaining or funding their Contributions or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:

(a)	any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1 or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

(b)	as a result of the Borrower failing or being incapable of drawing the Loan after the Drawdown Notice has been given;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Accounts” means the interest bearing USD current accounts of the Shareholder in relation to “NAVIOS ALDERBARAN” and “NAVIOS PROSPERITY” paying interest at a rate to be agreed between the Account Bank and the Shareholder opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Payment Agent to be a Charter Account for the purposes of this Agreement;

“Charter Account Pledges” means, together, a first priority charge required to be executed hereunder between the Shareholder and the Lenders in respect of each Charter Account in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Charter Assignment” means a specific assignment of each Existing Charter, each Existing Charter-out and of Extended Employment Contract required to be executed hereunder by any Owner or any Charterer in favour of the Security Trustee (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Charter Insurance Assignment” means a first priority assignment of the Charter Insurances executed or to be executed by such named insured as the Agent may require in favour of the Security Trustee, in such form as the Agent and the Majority Lenders may in their sole discretion require;

“Charter Insurances” means all policies and contracts of insurance which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of inter alia the Owners and/or the Charterers or any of them in respect of loss of charter earnings and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Chartered Vessels” means the Vessels referred to in Schedule 2 Part B while the same are subject to an Existing Charter-in;

“Charterer” means each of the following corporations, each of which is incorporated in the Marshall Islands, and has its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

(a)	Aldebaran Shipping Corporation (“Aldebaran”); and

(b)	Prosperity Shipping Corporation (“Prosperity”);

“Classification” means, in relation to each Mortgaged Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Mortgaged Vessel, any IACS classification society which the Lenders shall, at the request of the Borrower, have agreed in writing shall be treated as the classification society in relation to such Mortgaged Vessel for the purposes of the relevant Ship Security Documents;

“Commitment” means in relation to each Lender, the sum set out opposite its name in schedule 1 part 1 or any replacement thereof, pursuant to the terms of any relevant Transfer Certificate as the amount which, subject to the terms of this Agreement, it is obliged to advance to the Borrower hereunder in respect of the Loan Facility, in each case as such amount may have been reduced and/or cancelled under this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 6 signed by the chief financial officer of the Borrower;

“Compulsory Acquisition” means, in respect of a Mortgaged Vessel, requisition for title or other compulsory acquisition including, if that ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) sixty (60) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Majority Lenders) prior to the end of such sixty (60) day period that such capture, seizure, detention or confiscation will be fully covered by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Contribution” means, at any relevant time, in relation to each Lender, the principal amount of the Loan owing to such Lender at such time;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means any date being a Banking Day falling during the Drawdown Period, on which the Loan is, or is to be, made available;

“Drawdown Notice” means a notice substantially in the form of schedule 3;

“Drawdown Period” means the period commencing on the Execution Date and ending on 31 August 2012, or in any case any date on which the Commitment is finally cancelled or no longer available under the terms of this Agreement;

“Earnings Account A” means the interest bearing USD current account of the Shareholder paying interest at a rate to be agreed between the Account Bank and the Shareholder opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Payment Agent to be Earnings Account A for the purposes of this Agreement;

“Earnings Account B” means the interest bearing USD current account of the Shareholder paying interest at a rate to be agreed between the Account Bank and the Shareholder opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Payment Agent to be Earnings Account B for the purposes of this Agreement;

“Earnings Account C” means the interest bearing USD current account of JTC paying interest at a rate to be agreed between the Account Bank and JTC opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Payment Agent to be Earnings Account C for the purposes of this Agreement;

“Earnings Account D” means the interest bearing USD current account of Surf paying interest at a rate to be agreed between the Account Bank and Surf opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Payment Agent to be Earnings Account D for the purposes of this Agreement;

“Earnings Account” means each of Earnings Account A, Earnings Account B, Earnings Account C and Earnings Account D, and in the plural means all of them;

“Earnings Account Pledges” means, in respect of each Earnings Account, the first priority pledge thereof required to be executed hereunder between the Shareholder or, (in relation to Earnings Account C), JTC or, (in relation to Earnings Account D), Surf, and the Lenders in such form as the Agent and the Majority Lenders may require in their sole discretion;

“EBITDA” means the aggregate amount of combined pre-tax profits of the Group before extraordinary or exceptional items, interest, depreciation and amortisation as shown, at any relevant time, by the Latest Accounts;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, the Manager, or any other Group Member or any other person having a contractual relationship with the Borrower, the Manager or any other Group Member in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any actual or threatened discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Manager and/or the relevant Owner and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or potentially liable to be arrested as a result and/or where the Manager and/or the relevant Owner and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Existing Loan Agreements” means, together:

(i)	the loan agreement dated 15 November 2007 (as amended) made between the parties to this Agreement (“Existing Loan Agreement A”);

(ii)	the loan agreement dated 27 May 2011 (as amended) made between the parties to this Agreement (“Existing Loan Agreement B”);

“Extended Employment Contract” means, in respect of a Mortgaged Vessel, any time charterparty, contract of affreightment or other contract of employment of such ship (including the entry of any Vessel in any pool) which has a tenor of not less than twelve (12) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“Flag State” means Panama or any other country acceptable to the Lenders;

“General Assignment” means, in respect of each Mortgaged Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the relevant Owner in favour of the Lenders in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means the Borrower and its subsidiaries;

“Group Member” means any member of the Group;

“Guarantee” means each unconditional, irrevocable and on demand guarantee of the obligations of the Borrower under this Agreement required to be executed by the Guarantors and the Shareholder in favour of the Security Trustee in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Guarantors” means each of the following corporations, each of which is incorporated in the Marshall Islands, and has its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960:

(a)	Libra Shipping Enterprises Corporation;

(b)	Alegria Shipping Corporation;

(c)	Felicity Shipping Corporation;

(d)	Gemini Shipping Corporation;

(e)	Galaxy Shipping Corporation;

(f)	the Shareholder;

(g)	Kohylia Shipmanagement S.A.;

(h)	Orbiter Shipping Corp.;

(i)	Fantastiks Shipping Corporation;

(j)	Aurora Shipping Enterprises Ltd.;

(k)	Palermo Shipping S.A.;

(l)	Hyperion Enterprises Inc.;

(m)	Sagittarius Shipping Corporation;

(n)	Chilali Corp.;

(o)	Surf Maritime Co. (“Surf”);

(p)	Pandora Marine Inc.

and Customized Development S.A., a corporation incorporated in Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“IAPPC” means an International Air Pollution Prevention Certificate issued or to be issued in relation to any Vessel by the relevant Flag State;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Interest Expense” means, for any relevant financial year, the aggregate interest payable by the Group and any member thereof on any Indebtedness during such period;

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than three (3) months, the date falling at the end of each successive period of three (3) months from the start of such Interest Period;

“Interest Period” means, in relation to the Loan, each period for the calculation of interest ascertained in accordance with clauses 3.2 and 3.3;

“ISM Code Documentation” means, in relation to a Mortgaged Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to that Mortgaged Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Mortgaged Vessel pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any financial quarter or year of the Group, the latest unaudited (in respect of each financial quarter) or audited (in respect of each financial year) financial statements required to be prepared pursuant to clause 8.1.6;

“Lenders” means the banks listed in schedule 1 part 1 and Transferee Lenders;

“Lending Branch” means, in respect of each Lender, its office or branch at the address set out beneath its name in schedule 1 (or, in the case of a Transferee, in the Transfer Certificate to which it is a party as Transferee) or such other office or branch as any Lender shall from time to time select and notify through the Payment Agent to the other parties to this Agreement;

“LIBOR” means, the greater of (i) and (ii) below:

(i) the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears on Reuters Screen LIBOR01 at or about 11 a.m. on the second Banking Day before the first day of such period (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for USD); and

(ii) the rate per annum determined (which determination shall be final, conclusive and binding) by the relevant Bank from any source (including, but not limited to, quotes from a broker or brokers for refinancing rates available in the European Financial markets, and, if quotes are obtained by a Bank in the ordinary course of its business from more than one broker, then “LIBOR” shall be the arithmetic average of those quotes) the relevant Bank may reasonably select in the ordinary course of its business to be the rate which reflects the cost of funding its respective Contributions (or the relevant part thereof) during the relevant Interest Period (there being no obligation on any Bank to actually refinance its Contribution at that rate)

and for the purposes of calculating the interest payable by the Borrower under Clause 3.1 “LIBOR” shall be such rate so that each Lender shall receive interest on its Contribution in accordance with its determination of LIBOR;

“Liquidity” means:

(a)	cash in hand legally and beneficially owned by any Group Member; and

(b)	cash deposits legally and beneficially owned by any Group Member and which are deposited with (i) any of the Banks or (ii) any other bank or financial institution; and

(c)	any undrawn Commitment under this Agreement which may be promptly drawn in accordance with the terms of this Agreement;

which in each case:

(a)	is free from any Encumbrance other than in respect of any deposit with a Lender, any Encumbrance given as security for the obligations of the Borrower under this Agreement; and

(b)	is otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned;

“Loan” means the aggregate principal amount in respect of the Loan Facility owing to the Lenders under this Agreement at any relevant time;

“Loan Administration Form” means a letter substantially in the form set out in Schedule 9 signed by the Borrower;

“Loan Facility” means the loan facility provided by the Lenders on the terms and subject to the conditions of this Agreement in the amount of USD 290,450,000;

“Majority Lenders” means at any relevant time when there are two Lenders, both of them, and at any time when there are more than two Lenders, the Lenders whose Contributions exceed 75% of the Loan;

“Management Agreement” means, in respect of each Mortgaged Vessel, the agreement dated 16 November 2007 (as amended and/or otherwise up-dated) made between the Borrower (on behalf of each Owner) and the Manager, in a form previously approved in writing by the Agent (acting on the instructions of the Majority Lenders);

“Manager” means Navios Shipmanagement Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or any other person appointed by an Owner, with the prior written consent of the Agent (acting on the instructions of the Majority Lenders), as the commercial and/or technical manager of the relevant Mortgaged Vessel;

“Manager’s Undertakings” means, collectively, the undertakings and assignments required to be executed hereunder by the Manager in favour of the Security Trustee in respect of each of the Mortgaged Vessels each in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Material Adverse Effect” means any event or occurrence which the Majority Lenders reasonably determine has had or could reasonably be expected to have a material adverse effect on (i) the Banks’ rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party or other member of the Group to perform or comply with any of its obligations under any Security Document or (iii) the value or nature of the property, assets, operations, liabilities or financial condition of any member of the Group;

“Maturity Date” means 30 November 2017;

“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in respect of each Mortgaged Vessel to be effected by the Security Trustee on or before the Drawdown Date to cover the Mortgaged Vessels as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Security Trustee in its sole discretion, insuring a sum of at least one hundred and twenty per cent (120%) of the Loan in respect of mortgagee’s interest insurance and one hundred and twenty per cent (120%) of the Loan in respect of additional perils cover;

“Minimum Liquidity” means the higher of (a) USD20,000,000 and (b) the aggregate of sums falling due and payable by the Group (or any member thereof) (but excluding USD5,000,000 of each of the repayment instalments in respect of the Loan due on 30 November 2014 and 30 November 2016) in respect of interest and principal or otherwise in respect of any Borrowed Money during the previous six months where “Borrowed Money” means Indebtedness in respect of money borrowed or raised and debit balances at banks and interest thereon;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in respect of each Vessel, the first preferred Panamanian Ship mortgage thereof required to be executed hereunder by the Owner thereof in favour of the Lenders, each in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Mortgaged Vessel” means, at any relevant time, any Vessel which is at such time subject to a Mortgage and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from the date on which the Mortgage of that Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Agent pursuant to clause 4.3 or 4.5 following the Total Loss or sale respectively of such Vessel and (ii) the end of the Facility Period;

“Navios GP” means Navios GP L.L.C., a limited liability company organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

“Navios Holdings” means Navios Maritime Holdings Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

“Net Worth” means, by reference to the Latest Accounts in respect of the Group, the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) less Total Liabilities of the Group;

“Omnibus Agreement” means the agreement dated 16 November 2007 (as amended from time to time) made between the Borrower, the Shareholder, Navios GP and Navios Holdings in relation to certain business opportunities of the parties thereto in a form acceptable to the Lenders;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owned Vessels” means the Vessels referred to in Schedule 2 Part A;

“Owner” means, in respect of each Vessel, the Guarantor which is stated in schedule 2 to be the owner thereof;

“Payment Agent” means Commerzbank AG a company incorporated in Germany, acting through its branch at Domstrasse 18, 20095 Hamburg, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.2.3) or such other person as may be appointed as agent by the Lenders pursuant to clause 16.13;

“Permitted Encumbrance” means any Encumbrance in favour of the Banks or any of them created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on any Mortgaged Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Mortgaged Vessel);

“Permitted Owners” means, in relation to the Borrower, any one or more of Navios Holdings, any of its subsidiaries, Navios GP and, (as legal and/or beneficial owner), Mrs. Angeliki Frangou;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Prepayment Ratio” means in respect of the sale or Total Loss of a Mortgaged Vessel the Valuation Amount of such Mortgaged Vessel immediately prior to such sale or Total Loss divided by the aggregate of the Valuation Amounts of all Mortgaged Vessels immediately prior to such sale or Total Loss and for these purposes any valuation of a Vessel (calculated in accordance with Clause 8.2.2) may be no more than two months old;

“Prohibited Person” means any person with whom transactions are currently prohibited or restricted under the United States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (OFAC), any other United States of America government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including without limitation:

(a)	the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;

(b)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets;

(c)	the European Union Restricted Person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005; and

(d)	the United Nations Consolidated List established and maintained by the 1267 Committee;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Projected Quarterly Outgoings” means, in respect of any financial quarter of the Borrower, the amount which the Borrower certifies to the Agent before the start of such quarter, and which the Agent agrees, is a fair estimate of the aggregate of (i) all amounts which will be incurred by the Mortgaged Vessels during that quarter, in respect of operating, managing and otherwise owning such Vessel and (ii) any amounts to be paid to the Lenders in respect of interest and loan repayments under this Agreement during such quarter;

“Projected Quarterly Income” means, in respect of any financial quarter of the Borrower, the amount which the Borrower certifies to the Agent before the start of such quarter, and which the Agent agrees, is a fair estimate of the Earnings receivable in respect of the Mortgaged Vessels during that quarter together with any amounts receivable in respect of any loss of earnings or equivalent insurance in respect of any Mortgaged Vessel;

“Registry” means, in relation to each Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of the Flag State;

“Relevant Ship” means each of the Mortgaged Vessels and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Repayment Dates” means, subject to clause 4.1.1, 31 August 2012 and each of the dates falling at quarterly intervals thereafter, up to and including the Maturity Date but not including 30 November 2017;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to borrow the loan or draw the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Agent and the Majority Lenders) which is at any relevant time (A) for any month after the Projected Quarterly Outgoings exceed the Projected Quarterly Income, two hundred per cent (200%) of the Loan and (B) at all other times one hundred and forty per cent (140%) of the Loan;

“Retention Account” means an interest bearing USD current account of the Borrower paying interest at a rate to be agreed between the Account Bank and the Borrower opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Payment Agent to be the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a first priority charge required to be executed hereunder between the Borrower and the Lenders in respect of the Retention Account in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a)	(on and after the date falling 2 months before the first Repayment Date under Clause 4.1(a)) one-third (1/3rd) of the repayment instalment in respect of the Loan falling due for payment pursuant to clause 4.1.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date; and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;

“Retention Dates” means the date falling thirty (30) days after the Drawdown Date, and thereafter each of the dates falling at monthly intervals after such date and prior to the Maturity Date;

“Security Documents” means this Agreement, the Mortgages, the Guarantees, the General Assignments, the Charter Insurance Assignment, the Charter Assignments, the Charter Account Pledges, the Earnings Account Pledges, the Retention Account Pledge, the Manager’s Undertakings, (with effect from the date of execution pursuant to Clause 8.1.19) the Shares Pledges and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Manager, the Guarantors or any other person who may at any time be a party to any of the Security Documents (other than the Banks);

“Security Trustee” means DVB BANK SE a company incorporated in Germany, acting through its branch at Platz der Republik, D-60325 Frankfurt am Main, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.2.3) or such other person as may be appointed as Security Trustee and trustee by the Lenders, the Payment Agent and the Agent pursuant to clause 16.14;

“Security Value” means the amount in USD (as certified by the Agent and the Majority Lenders) which is, at any relevant time, the aggregate of (a) the Valuation Amounts of the Mortgaged Vessels as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security (including cash) for the time being actually provided to the Lenders pursuant to clause 8.2.1(b);

“Shareholder” means, Navios Maritime Operating L.L.C. a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Shares Pledge” means the first priority pledge of the shares of and in each Owner required to be executed at any time under clause 8.1.19 by the Shareholder in favour of the Security Trustee and/or a Lender in such form as the Agent and the Majority Lenders may require in their sole discretion and in the plural means all of them;

“Ship Security Documents” means, in relation to each Mortgaged Vessel, the relevant Mortgage, the relevant General Assignment, any relevant Charter Assignment, any relevant Charter Insurance Assignment and the relevant Manager’s Undertaking;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with US GAAP provided that the value of any ship shall be the value thereof calculated in accordance with Clause 8.2.2 and not as set out in the Latest Accounts, but in the case of Total Liabilities, excluding the amount of charterhire which has been paid on account by the charterer under the Existing Charterparty in respect of NAVIOS HOPE, as such amount reduces from time to time;

“Total Commitment” means, at any relevant time, the aggregate of the Commitments of all the Lenders at such time (being the aggregate of the sums set out opposite their names in schedule 1);

“Total Loss” means, in relation to each Mortgaged Vessel:

(a)	actual, constructive, compromised or arranged total loss of such Mortgaged Vessel; or

(b)	Compulsory Acquisition; or

(c)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Mortgaged Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Mortgaged Vessel be released and restored to the relevant Owner within thirty (30) (or, in the case of seizure of the Vessel by pirates, ninety (90)) days after such incident;

“Transfer Certificate” means a certificate in substantially the form set out in schedule 5;

“Transferee Lender” has the meaning ascribed thereto in clause 15.3;

“Transferor Lender” has the meaning ascribed thereto in clause 15.3;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 7;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Banks or any of them under or pursuant to the Security Documents (excluding the Mortgages and General Assignments, but including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Bank in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Bank (or anyone else on such Bank’s behalf) or received or recovered by any Bank (or anyone else on such Bank’s behalf) pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Bank (or anyone else on such Bank’s behalf) in respect of the same (or any part thereof);

“Underlying Documents” means, together, the Existing Charters, the Existing Charters-in, the Existing Charters-out, any Extended Employment Contracts and the Management Agreements;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Agent become the subject of a notification by the Agent to the Borrower under clause 12.1;

“US GAAP” means the generally accepted accounting principles applied in the Unites States of America as at the Execution Date (without taking into account any changes thereto);

“USA” means the United States of America;

“Valuation Amount” means, in respect of each Mortgaged Vessel, the value thereof as most recently determined under clause 8.2.2; and

“Vessels” means together the Owned Vessels and the Chartered Vessels.

Words and expressions defined in Schedule 2 (Vessel Details) shall have the meanings given to them therein as if the same were set out in full in this clause 1.2.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to a Lender shall also include a Transferee Lender;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to Hamburg time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Agent or the Payment Agent as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.12	if any document, term or other matter or thing is required to be approved, agreed or consented to by any of the Banks such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.13	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;

1.3.14	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Accounting terms and references to currencies

Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 19, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

1.6	Majority Lenders

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Lenders or to be subject to the consent or request of the Majority Lenders or for any decision or action to be taken on the instructions in writing of the Majority Lenders, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders with a Commitment and/or Contribution shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of such Lenders shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrower and the Banks) the Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each relevant Lender and that the relevant majority shall have been obtained to constitute Majority Lenders whether or not this is in fact the case.

2	THE AVAILABLE COMMITMENT AND CANCELLATION

2.1	Agreement to lend

The Lenders, relying upon each of the representations and warranties in clause 7, agree to provide to the Borrower upon and subject to the terms of this Agreement, the Loan by making available the Loan for the purpose of enabling the Borrower to refinance its Indebtedness under the Existing Loan Agreements.

Subject to the terms of this Agreement, the obligations of the Lenders shall be to contribute to the Loan, the proportion of the Loan which their respective Commitments bear to the aggregate Commitments on the Drawdown Date.

2.2	Obligations several

The obligations of the Lenders under this Agreement are several according to their respective Commitments and/or Contributions. The failure of any Lender to perform such obligations shall not relieve any other party to this Agreement of any of its respective obligations or liabilities under this Agreement nor shall any Bank be responsible for the obligations of any other Bank (except for its own obligations, if any, as a Lender) under this Agreement.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) the interests of the Banks are several and the amount due to any Bank is a separate and independent debt. Each Bank shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any Proceedings for this purpose.

2.4	Drawdown

2.4.1	Subject to the terms and conditions of this Agreement, the Loan shall be made available to the Borrower following receipt by the Payment Agent from the Borrower of the Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period, on which the Borrower proposes the Loan is made available.

2.4.2	The Drawdown Notice shall be effective on actual receipt by the Payment Agent and, once given, shall, subject as provided in clause 3.6, be irrevocable.

2.5	Limitation and application of the Loan

2.5.1	The amount of the Loan shall not exceed the amount of the Loan Facility.

2.5.2	The Loan shall be made available by the advance of the amount referred to in clause 1.1.

2.5.3	The Loan shall be paid forthwith upon drawdown to such account or accounts as the Borrower shall stipulate in the Drawdown Notice.

2.6	Availability

Upon receipt of the Drawdown Notice complying with the terms of this Agreement, the Payment Agent shall promptly notify each Lender and each Lender shall make available to the Payment Agent its portion of the Loan for payment by the Payment Agent in accordance with clause 6.2. The Borrower acknowledges that payment of the Loan to the account referred to in Clause 2.5.3 shall satisfy the obligation of the Lenders to make available the Loan to the Borrower under this Agreement. Any part of the Total Commitment which is not drawn down on the Drawdown Date shall, upon drawdown of the Loan, be cancelled and no longer available to the Borrowers under this Agreement.

2.7	Cancellation in changed circumstances

The Borrower may also at any time during the Facility Period by notice to the Payment Agent (effective only on actual receipt) prepay and cancel with effect from a date not less than fifteen (15) days after receipt by the Payment Agent of such notice, the whole but not part only, but without prejudice to the Borrower’s obligations under clauses 6.6 and 12, of the Contribution and Commitment (if any) of any Lender to which the Borrower shall have become obliged to pay additional amounts under clause 12 or clause 6.6. Upon any notice of such prepayment and cancellation being given, the Commitment of the relevant Lender shall be reduced to zero, the Borrower shall be obliged to prepay the Contribution of such Lender and such Lender’s related costs (including but not limited to Break Costs) on such date and such Lender shall be under no obligation to participate in the Loan.

2.8	Use of proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.4, no Bank shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrower must pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Payment Agent to be the aggregate of (i) in respect of Interest Periods of 3 months or less (a) the Applicable Margin and (b) LIBOR or (ii) in respect of Interest Periods of more than 3 months (a) the Applicable Margin and (b) (in respect of each Contribution) the actual cost of funds to that Lender to fund its Contribution.

3.2	Interest Periods

Subject to clause 3.3, the Borrower may by notice received by the Payment Agent not later than 10:00 a.m. on the fourth Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months or such other period as the Borrower may select and the Payment Agent (acting on the instructions of the Lenders) may agree.

3.3	Determination of Interest Periods

Subject to Clause 3.3.1 every Interest Period shall be of the duration in clause 3.2 but so that:

3.3.1	the first Interest Period shall start on the Drawdown Date and terminate on the first Repayment Date and each subsequent Interest Period shall start on the last day of the previous Interest Period provided that each Repayment Date shall be the final day of an Interest Period;

3.3.2	if any Interest Period would otherwise overrun a relevant Repayment Date, then the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3;

3.3.3	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3, such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Payment Agent pursuant to this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Payment Agent each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Payment Agent) of (a) two per cent (2%) per annum, (b) the Applicable Margin (which shall be for the purposes of this Clause, 1.25% per annum) and (c) LIBOR for such periods. Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Payment Agent and on the day on which all amounts in respect of which interest is being paid under this Clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Payment Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.5, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Payment Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Payment Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Lender shall promptly notify the Payment Agent of the cost of funds to such Lender and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Payment Agent to be two per cent (2%) per annum above the aggregate of the Applicable Margin and the arithmetic mean of the cost of funds to the Lenders compounded at such intervals as the Payment Agent selects.

3.5	Calculation of Applicable Margin and Notification of Interest Periods and interest rate

The Payment Agent shall on 31 August 2012 and every three months thereafter calculate the Applicable Margin for the following three months and the Payment Agent shall make such calculations by reference to valuations obtained under or in accordance with Clause 8.2.2(a) and the Payment Agent agrees to notify (i) the Lenders promptly of the duration of each Interest Period and (ii) the Borrower and the Lenders promptly of each rate of interest determined by it under this clause 3.5.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the commencement of any Interest Period:

(a)	the Payment Agent shall have determined that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	the Payment Agent shall have received notification from a Lender or Lenders that deposits in USD are not available to such Lender or Lenders in the London InterBank Market in the ordinary course of business to fund their Contributions to the Loan for such Interest Period

(c)	the Payment Agent must promptly give notice (a “Determination Notice”) thereof to the Borrower and to each of the Lenders. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice, regardless of any other provision of this Agreement, the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Payment Agent.

3.6.2	Within ten (10) days of any Determination Notice being given by the Payment Agent under clause 3.6.1, each Lender must certify an alternative basis (the “Alternative Basis”) for maintaining its Contribution. The Alternative Basis may at the relevant Lender’s sole discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include an Applicable Margin above the cost of funds to such Lender. The Payment Agent shall calculate the arithmetic mean of the Alternative Bases provided by the relevant Lenders (the “Substitute Basis”) and certify the same to the Borrower and the Lenders. The Substitute Basis so certified shall be binding upon the Borrower, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Payment Agent notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply and, subject to the other provisions of this Agreement, the Commitment may again be borrowed.

Provided that the Banks shall try to ensure that any loss suffered by the Borrower as a result of the circumstances referred to above are kept to a minimum

4	REPAYMENT AND PREPAYMENT

4.1.1	Repayment

Subject to any obligation to pay earlier under this Agreement, the Borrower must repay the Loan by:

2 equal quarterly instalments of US625,000 each,

followed by 7 equal quarterly instalments of USD7,925,000 each,

followed by an instalment of USD12,925,000,

followed by 7 equal quarterly instalments of USD7,925,000 each,

followed by an instalment of USD12,925,000,

followed by 3 equal quarterly instalments of USD7,925,000 each,

followed by an instalment of USD128,625,000 due on the final maturity date one such instalment to be repaid on each of the Repayment Dates.

If the Commitment is not drawn in full, the amount of each repayment instalment shall be reduced proportionately.

4.1.2	The Borrower shall on the Maturity Date also pay to the Banks all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents

4.2	Voluntary prepayment

Subject to clauses 4.3, 4.4, 4.5 and 4.6 the Borrower may, subject to having given 5 Banking Days prior notice thereof to the Payment Agent, prepay any specified amount (such part being in an amount of five hundred thousand Dollars (USD 500,000) or any larger sum which is an integral multiple of such amount) of the Loan on any relevant Interest Payment Date without premium or penalty.

4.3	Mandatory Prepayment/Reduction on Total Loss

On the date falling one hundred and twenty (120) days after that on which a Mortgaged Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Mortgage for such Vessel) is, received by the Owner thereof (or the Security Trustee or any other Bank pursuant to the Security Documents) the Borrower must prepay the Loan by an amount equal to the amount of the Loan on the date on which such prepayment is required to be made multiplied by the Prepayment Ratio.

4.4	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

4.4.1	in the case of an actual total loss of a Vessel, on the actual date and at the time such Vessel was lost or, if such date is not known, on the date on which such Vessel was last reported;

4.4.2	in the case of a constructive total loss of a Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of such Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

4.4.3	in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Vessel;

4.4.4	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

4.4.5	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives an Owner of the use of such Vessel for more than thirty (30) (or, in the case of an act of piracy, ninety (90)) days, upon the expiry of the period of thirty (30) or, as the case may be, ninety (90) days after the date upon which the relevant incident occurred.

4.5	Mandatory prepayment/Reduction on sale of Mortgaged Vessel

4.5.1	On the date of completion of the sale of any Mortgaged Vessel the Borrower must prepay the Loan by an amount equal to the amount of the Loan on the date on which such prepayment is required to be made multiplied by the Prepayment Ratio together with such additional amount as the Lenders shall decide, after consultation in good faith with the Borrower, having regard to any charter, the earnings capacity, the age on the Maturity Date and value as at the relevant prepayment date of the remaining Mortgaged Vessel or Vessels.

4.6	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.6.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.6.2	any additional amount payable under clauses 3.6, 6.6 or 12.2; and

4.6.3	all other sums payable by the Borrower to the Banks under this Agreement or any of the other Security Documents including, without limitation any Break Costs and, if the whole Loan is being prepaid, any accrued commitment commission payable under clause 5.1.

4.7	Notice of prepayment; reduction of maximum loan amount

4.7.1	Every notice of prepayment shall be effective only on actual and shall oblige the Borrower to make such prepayment on the date specified. Subject to the other provisions of this Agreement and in particular Clause 2.6, no amount prepaid under this Clause 4 in respect of the Loan may be reborrowed.

4.7.2	Any amounts prepaid pursuant to clause 4.2 shall be applied against the Loan in reducing the repayment instalments referred to in Clause 4.1 pro rata.

4.7.3	The Borrower’s obligations set out in Clause 4.1.1 shall not be affected by any prepayment in respect of the Loan pursuant to clause 4.2.

4.7.4	The Borrower may not prepay any part of the Loan except as expressly provided in this Agreement.

5	FEES AND EXPENSES

5.1	Commission

5.1.1	The Borrower agrees to pay to the Payment Agent for the account of the Lenders pro rata in accordance with their Total Commitments quarterly in arrears from 13 August 2012 until the end of the Drawdown Period and on the last day of the Drawdown Period commitment commission computed from the Execution Date at a rate of one point five per cent (1.5%) per annum on the daily amount of the undrawn Loan Facility.

5.1.2	The commission referred to in clause 5.1.1 must be paid by the Borrower to the Payment Agent, whether or not any part of the Total Commitment is ever advanced and shall be non-refundable.

5.2	Fees

The Borrower shall pay to the Payment Agent (i) a non-refundable agency fee of USD25,000 per annum for the account of the Agent and the Payment Agent in such proportion as they shall agree between them, such fee being payable in advance on the Execution Date and annually thereafter and (ii) all amounts required to be paid in accordance with a fee letter bearing even date with this Agreement.

5.3	Expenses

The Borrower agrees to reimburse the Banks on a full indemnity basis within ten (10) days of demand all expenses and/or disbursements whatsoever (including without limitation legal, printing, travel and out of pocket expenses and expenses related to the provision of legal and insurance opinions referred to in schedule 4) certified by the Banks or any of them as having been incurred by them from time to time:

5.3.1	in connection howsoever with the syndication of the Loan Facility and with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents (including legal fees and any travel expenses); and

5.3.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Banks’ rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.4	Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Banks or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.5	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Banks) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Banks or any of them against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am on the due date in freely available funds to such account at such bank and in such place as the Payment Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any other relevant Security Documents, such payments shall be for the account of all Lenders and the Payment Agent shall distribute such payments in like funds as are received by the Payment Agent to the Lenders rateably, in the proportions which their respective Contributions bear to the Loan on the date on which such payment is made.

6.2	Payment by the Lenders

All sums to be advanced by the Lenders to the Borrower under this Agreement shall be remitted in USD on the Drawdown Date to the account of the Payment Agent at such bank as the Payment Agent may have notified to the Lenders and shall be paid by the Payment Agent on such date in like funds as are received by the Payment Agent to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes - by the Borrower

If at any time the Borrower must make any deduction or withholding in respect of Taxes or otherwise from any payment due under any of the Security Documents for the account of any Bank or if the Payment Agent or the Security Trustee must make any deduction or withholding from a payment to another Bank or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify each Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Payment Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Grossing-up for Taxes - by the Lenders

If at any time a Lender must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Payment Agent or the Security Trustee, the sum due from such Lender in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Payment Agent or, as the case may be, the Security Trustee receives on the due date for such payment

(and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Lender must indemnify the Payment Agent and the Security Trustee against any losses or costs incurred by it by reason of any failure of such Lender to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.8	Loan account

Each Lender shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Payment Agent and/or the Security Trustee shall maintain a control account showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrower under the Security Documents.

6.9	Payment Agent may assume receipt

Where any sum is to be paid under the Security Documents to the Payment Agent or, as the case may be, the Security Trustee for the account of another person, the Payment Agent or, as the case may be, the Security Trustee may assume that the payment will be made when due and the Payment Agent or, as the case may be, the Security Trustee may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Payment Agent or, as the case may be, the Security Trustee, then the person to whom such sum was so made available must on request refund such sum to the Payment Agent or, as the case may be, the Security Trustee together with interest thereon sufficient to compensate the Payment Agent or, as the case may be, the Security Trustee for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Payment Agent or, as the case may be, the Security Trustee for any and all loss or expense which the Payment Agent or, as the case may be, the Security Trustee may sustain or incur as a consequence of such sum not having been paid on its due date.

6.10	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Payment Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Agent, the Payment Agent, the Security Trustee and the Lenders under any of the Security Documents, the Payment Agent must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.10.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Payment Agent, the Agent and the Security Trustee under any of the Security Documents;

6.10.2	secondly, in or towards payment of any fees payable to the Arrangers, the Payment Agent, the Agent or any of the other Banks under, or in relation to, the Security Documents which remain unpaid;

6.10.3	thirdly, in or towards payment to the Lenders, on a pro rata basis, of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.10.4	fourthly, in or towards payment to the Lenders, on a pro rata basis, of any principal in respect of the Loan which shall have become due but remain unpaid; and

6.10.5	fifthly, in or towards payment to the Lenders, on a pro rata basis, any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid.

The order of application set out in clauses 6.10.1 to 6.10.6 may be varied by the Payment Agent if the Majority Lenders so direct, without any reference to, or consent or approval from, the Borrower.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to each Bank that:

7.1.1	Due incorporation

each of the Security Parties are duly incorporated or formed, as the case may be, and validly existing in good standing, under the laws of its respective country of incorporation or formation, in each case, as a limited partnership, limited liability company or corporation as the case may be, and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Agent in writing;

7.1.2	Limited Partnership, limited liability company or corporate power each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary limited partnership, limited liability company, corporate, partner, member, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms and admissible in evidence and the Security Documents (other than the Corporate Guarantees) will create first priority Encumbrances;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Default has occurred;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any of the Security Parties or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages, the Charter Account Pledges, the Earnings Account Pledges and the Retention Account Pledge), the choice of the law of the Flag State to govern the Mortgages, the choice of German law to govern the Charter Account Pledges, the Earnings Account Pledges and the Retention Account Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Borrower in respect of the relevant financial year as delivered to the Agent present or will present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Borrower and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Borrower nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information

all information, whatsoever provided by any Security Party to the Agent in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein and there has not occurred any event which could have a Material Adverse Effect on any Security Party since such information was provided to the Agent; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clause 2.1;

7.1.16	The Mortgaged Vessels

throughout the Facility Period (or, as the case may be, from their acquisition by the relevant Owner) each Mortgaged Vessel will be :

(a)	in the absolute sole, legal and beneficial ownership of the relevant Owner;

(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d)	in good and sea-worthy and cargo-worthy condition; and

(e)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society which have not been complied with in accordance with their terms;

(f)	insured in accordance with the relevant Ship Security Documents; and

(g)	managed by the Manager in accordance with the terms of the Management Agreement.

7.1.17	Earnings

except under any Existing Charterparty or otherwise with the prior written consent of the Agent (acting on the instructions of the Majority Lenders), there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) of any Mortgaged Vessel or any Chartered Vessel receivable by a Charterer may be shared or pooled howsoever with any other person;

7.1.18	Freedom from Encumbrances

no Mortgaged Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor any Earnings Account, either Charter Account or the Retention Account nor any Extended Employment Contract in respect of such Mortgaged Vessel or Existing Charter or Existing Charter-out or Existing Charter-in nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.19	Environmental Matters

except as may already have been disclosed by the Borrower in writing to, and acknowledged and accepted in writing by, the Agent:

(a)	the Owners and, to the best of the Borrower’s knowledge and belief (having made due enquiry), the Charterers and the Borrower’s and the Charterers’ respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Owners and the Charterers and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)	no Environmental Claim has been made or threatened or pending against any Owner or Charterer or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(d)	there has been no Environmental Incident.

7.1.20	ISM and ISPS Code

each of the Owners has complied with and continues to comply with and has procured that the Manager has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular each Owner or the Manager has obtained and maintains a valid DOC and SMC and when the same becomes applicable to any Vessel, an IAPPC duly issued by that Vessel’s Flag State for each Vessel and that it and the Manager has implemented and continues to implement an ISM SMS;

7.1.21	Copies true and complete

the Certified Copies of the constitutional documents of the Security Parties and the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 8.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder:

7.1.22	the Borrower and other members of the Group are the ultimate beneficiaries of the Loan;

7.1.23	no Security Party has incurred any Indebtedness save under this Agreement or as otherwise disclosed to the Lenders or as disclosed in filings at the SEC;

7.1.24	all Guarantors and the Borrower have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject;

7.1.25	the Borrower does not have an office in England;

7.1.26	Prohibited Persons, unlawful activity

(a)	to the best of their knowledge, none of the shares in either Borrower nor in either Vessel are or will be at any time during the Facility Period legally and beneficially owned and controlled by a Prohibited Person;

(b)	to the best of their knowledge, no Prohibited Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Security Parties; and

(c)	to the best of their knowledge, no title in any property or other assets subject to an Encumbrance created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation;

7.1.27	Insolvency

none of the Security Parties is unable or has admitted inability to pay its debts as they fall due, has suspended making payments on any of its debts or has announced an intention to do so, is or has become insolvent; or has suffered the declaration of a moratorium in respect of any of its Indebtedness;

7.1.28	No business

the Borrower has not undertaken any business or employed any person or incurred any obligations in respect of any pension scheme;

7.1.29	Ownership of Borrower

the Borrower is owned as set out in (i) of Part 1 of Schedule 4;

7.1.30	Accounting reference date

The Borrower’s and the Guarantors’ accounting reference date is 31 December;

7.1.31	Manager

the Manager is fit and proper commercial and technical manager of the Vessels with the sufficient and fully trained personnel, experience and ability to perform their obligations in accordance with all applicable laws and regulations and in accordance with first class international ship management practice.

7.2	Repetition of representations and warranties

On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with each Bank that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform the Agent of (a) any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could have a material adverse effect on that Security Party and/or the operation of any of the Mortgaged Vessels (including, but not limited to any Total Loss of a Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Agent with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Limited partnership, limited liability company and corporate existence ensure that each Security Party maintains its existence as a limited partnership, limited liability company or body corporate, as the case may be, duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5	Pari passu

ensure that their obligations under this Agreement shall at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Provision of financial statements.

send to the Agent (or procure that is sent):

(a)	as soon as possible, but in no event later than 180 days after the end of each of its Financial Years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Agent) consolidated accounts of the Borrower and all companies which are owned, directly or indirectly, or controlled by it (commencing with the Financial Year ending 31 December 2012) together with cashflow reports of the Borrower for that financial year certified as to their correctness by the chief financial officer of the Borrower; and

(b)	as soon as possible, but in no event later than 60 days after the end of each 3 month period in each of its Financial Years, the Borrower’s unaudited accounts for that 3 month period certified as to their correctness by its chief financial officer;

(c)	on the request of the Agent (acting on the instructions of the Majority Lenders), reports on the employment and earnings of each Vessel in a form acceptable to the Majority Lenders.

8.1.7	Reimbursement of MII & MAP Policy premiums

Whether or not any amount is borrowed under this Agreement, reimburse the Security Trustee on the Security Trustee’s written demand the amount of the premium payable by the Security Trustee for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.8	Compliance Certificates

deliver to the Agent on the earlier of (i) the date on which the quarterly reports are delivered under clause 8.1.6 and (ii) the date falling 75 days after the end of the financial quarter to which they refer, a Compliance Certificate together with such supporting information as the Agent may require.

8.1.9	Provision of further information

provide the Agent, and procure that the Guarantors and the General Partner provide the Agent, with such financial or other information concerning the Borrower and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Mortgaged Vessels as the Agent or any Lender (acting through the Agent) may from time to time reasonably require and all other documentation and information as any Lender may from time to time require in order to comply with its, and all other relevant, know-your-customer regulations;

8.1.10	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.11	Compliance with ISM Code

and will procure that any Operator will, comply with and ensure that the Vessels and any Operator comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Mortgages);

8.1.12	Withdrawal of DOC, SMC or IAPPC

Immediately inform the Agent if there is any actual withdrawal of their or any Operator’s DOC or the SMC or IAPPC of any Vessel;

8.1.13	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Agent of the receipt by any Owner or any Operator of notification that its application for a DOC or any application for an SMC or IAPPC for any Vessel has been refused;

8.1.14	ISPS Code Compliance

and will procure that the Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of each Vessel;

(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Vessel; and

(c)	procure that each Vessel will comply at all times with the ISPS Code;

8.1.15	Compliance with Laws and payment of taxes

comply with, and will ensure that the Manager, each Owner and each Mortgaged Vessel complies with, all relevant Environmental Laws, laws, statutes, directives, regulations, decrees, rulings and analogous rules (including, but not limited to, rules relating to international sanctions) and regulations and pay all taxes for which it is liable as they fall due and has or have at all times all trading certificates necessary to carry out the trade in which the Vessels are engaged at any relevant time;

8.1.16	Charters etc.

deliver to the Agent, a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the request of the Agent (acting on the instructions of the Majority Lenders) execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by any Bank in connection with any such Charter Assignments, forthwith following the Agent’s demand.

8.1.17	Shares Pledges

Forthwith upon the written request of the Agent (acting on the instructions of the Majority Lenders), deliver to the Agent or the relevant Lender such Shares Pledges as the Agent or the relevant Lender shall specify, each duly executed by the Shareholder together with documentation equivalent to that referred to in Part 1 of Schedule 4 at items (a)-(d) (inclusive) in respect of the Shareholder and together with all other documentation required to be delivered pursuant to the terms thereof and the Borrower shall pay all legal and other costs incurred by any Bank in relation thereto.

8.1.18	Financial Covenants of the Group

procure that

(a)	at no time shall the Liquidity of the Group be less than the Minimum Liquidity;

(b)	the ratio of EBITDA to Interest Expense shall at all times be at least 5 to 1;

(c)	the Total Liabilities divided by the Total Assets shall be less than 65%; and

(d)	the Net Worth shall at all times be equal to or more than USD250,000,000.

8.1.19	Inspection

Procure that the Guarantors permit the Agent, at the cost of the Borrower and upon receipt of at least 15 days written notice, by surveyors or other persons appointed by it for such purpose, to board any Mortgaged Vessel at all other reasonable times for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Agent reasonable advance notice of any intended drydocking of a Mortgaged Vessel (whether for the purpose of classification, survey or otherwise) and to pay the costs in respect of one inspection in each calendar year; and

8.1.20	Capital Reserve

Maintain at all times a minimum Estimated Maintenance and Replacement Capital Expenditure Reserve (as defined in the Registration Statement in form F1 dated 12 November 2007 filed in respect of the Borrower under the US Securities act 1933) as the directors of the Borrower may from time to time approve or require.

8.1.21	Subordination

ensure that all Indebtedness of the Borrower to its general partner, to the Manager or to any other Group Member is fully subordinated, and to subordinate any Indebtedness issued to it by any Guarantor, all in a form acceptable to the Agent (acting on the instructions of the Majority Lenders); and

8.1.22	Classification Society undertaking

If so requested by the Agent, on or before the Drawdown Date, or immediately on any change of Classification Society for any Vessel, irrevocably instruct (in such form as the Agent and the Majority Lenders may require in their sole discretion) the Classification Society of such Vessel to do all or any of the following during the Facility Period (and use reasonable endeavours to procure that the Classification Society undertakes with the Agent at such time):

(a)	to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records held by the Classification Society in relation to that Vessel;

(b)	to allow the Agent (or its agents), at any time and from time to time, to inspect the original class and related records of the relevant Owner and that Vessel at the offices of the Classification Society and to take copies of them;

(c)	to notify the Agent immediately by email drybulk@dvbbank.com and techcom@dvbbank.com) if the Classification Society:

(i)	receives notification from the relevant Owner or any person that that Vessel’s Classification Society is to be changed;

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Vessel’s class under the rules or terms and conditions of that Owner’s or that Vessel’s membership of the classification society; or

(iii)	has imposed any requirements or recommendations in respect of the relevant Vessel which have not been complied with in accordance with their terms;

(d)	following receipt of a written request from the Agent:

(i)	to confirm that the relevant Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Agent in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

8.1.23	Class records

arrange for the Agent to have access electronically to the class records of each Vessel by either (i) arranging for the relevant Classification Society to give the Agent direct access to such class records or (ii) designating the Agent as a user or administrator of the relevant Owner’s electronic accounts with the relevant Classification Society; and

8.1.24	Insurance opinion

provide the Agent on request, at the Borrower’s cost, with an opinion from insurance consultants on the insurances effected or to be effected in respect of each Vessel, confirming that the Vessels are insured on terms approved by the Agent (acting on the instructions of the Lenders) or, if such insurance opinion has been obtained by the Agent, shall reimburse the Agent for the cost of such opinion.

8.1.25	Sanctions

ensure that no Vessel will be employed, and will not suffer any Vessel to be employed, and will not and will ensure that no Group Member does, conduct or undertake any business:

(a)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom; or

(iv)	the United States of America,

as they apply to their members or nationals; or

(b)	in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the United States of America as they apply to their members or nationals, or any law applicable to an Owner, the Borrower, any Operator of any Vessel, any charterer of any Vessel or any country which any Vessel may visit; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	to the knowledge of the Borrower, by or for the benefit of a Prohibited Person

8.1.26	Vessel information

provide the Agent, and shall procure that the Owners shall provide the Agent, promptly on request with all such information as it may from time to time require in relation to each Vessel, her Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents), her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her, as well as copies of all original class records held by the Classification Society in relation to each Vessel, all reports of port state control inspections of each Vessel and information on the financial and operating performance of each Vessel in such form as the Agent may approve or require and all such information as it may from time to time require to determine the Market Value of each Vessel in accordance with clause 8.2.2;

8.1.27	Insolvency

procure that neither a Guarantor nor any material creditor of the Borrower presents a petition, gives notice or takes any other step which could result in the Borrower being declared insolvent or being dissolved or in the appointment of an administrator of the Borrower or have an effect equivalent or similar thereto;

8.1.28	Technical reports

deliver to the Agent, and shall procure that the Manager shall deliver to the Agent, on request copies of the latest complete technical reports in respect of the Vessels.

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time after the Drawdown Date, the Security Value shall be less than the Required Security Amount, the Agent (acting on the instructions of the Majority Lenders) shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower must either:

(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Agent’s said notice such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)	within thirty (30) days of the date of receipt by the Borrower of the Agent’s said notice constitute to the satisfaction of the Agent such further security for the Loan as shall be acceptable to the Majority Lenders having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.6 and 4.7 shall apply to prepayments under clause 8.2.1(a) provided that the Agent shall apply such prepayments in reduction of the repayment instalments under clause 4.1 in order of their maturity and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of Mortgaged Vessels

Each Mortgaged Vessel shall, for the purposes of this Agreement, be valued (at the Borrower’s expense) in USD by taking a valuation prepared by an Approved Broker appointed by the Borrower, or, if the Agent (acting on the instructions of the Majority Lenders) so requests, the average of valuations prepared by the Approved Broker appointed by the Borrower and an Approved Broker appointed by the Majority Lenders, such valuations to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the relevant Mortgaged Vessel provided that if the Agent requests two valuations such two valuations vary by more than 15% then the Agent shall appoint a third Approved Broker to provide a valuation and the Valuation amount shall be the average of such three valuations, such valuations to be obtained:

(a)	On the date falling on the last day of March, June, September and December in each year and

(b)	(in addition to (a) above) at any other time as the Agent (acting on the instructions of the Majority Lenders) shall additionally require, at the cost of the Lenders

The Approved Broker’s valuations for each Mortgaged Vessel on each such occasion shall constitute the Valuation Amount of such Mortgaged Vessel for the purposes of this Agreement until superceded by the next such valuation.

8.2.3	Information

The Borrower undertakes with the Banks to supply to the Agent and to the Approved Broker such information concerning the relevant Mortgaged Vessel and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

All costs in connection with obtaining and determining (i) any Valuation Amount pursuant to Clause 8.2.2(a), (ii) any Valuation Amount pursuant to clause 8.2.2(b) after the occurrence of a Default, (iii) any Valuation Amount which obliges the Borrower to make a prepayment of the Loan or provide additional security in accordance with Clause 8.2.1, and (iv) any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b), must be paid by the Borrower and all costs in connection with obtaining and determining any Valuation Amount under clause 8.2.2(b) prior to the occurrence of a Default shall be at the cost of the Lenders.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessels) shall be determined in accordance with clause 8.2.2 and (ii) of any other additional security provided or to be provided to the Banks or any of them shall be determined by the Agent in its absolute discretion.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in schedule 4 as may in the opinion of the Agent (acting on the instructions of the Majority Lenders) be appropriate and such favourable legal opinions as the Agent (acting on the instructions of the Majority Lenders) shall in its absolute discretion require.

8.3	Negative undertakings

The Borrower undertakes with each Bank that, from the Execution Date until the end of the Facility Period, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues which secure the Loan to secure or prefer any present or future Indebtedness or other liability or obligation of any person;

8.3.2	No merger or transfer

merge or consolidate with any other person or permit any change to the legal or beneficial ownership of (a) any Security Party’s (other than the Manager’s) shares from that existing at the Execution Date and (b) any of the shares of the Borrower which would give rise to an Event of Default under Clause 10.1.29;

8.3.3	Disposals

Permit any Guarantor to sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not which could have a material (in the reasonable opinion of the Lenders) adverse affect on the ability of that Guarantor to perform its obligations under this Security Documents to which it is a party;

8.3.4	Other business or manager

Permit the Owners to undertake any business other than the ownership, chartering-in, chartering-out and operation of ships or permit the owners of the Mortgaged Vessels to employ anyone other than the Manager as commercial and technical manager of any Vessel;

8.3.5	Acquisitions

permit any Guarantor (other than the Shareholder) to acquire any further assets;

8.3.6	Other obligations

incur any obligations with Navios GP, any Guarantor, any Charterer or other company in the Group or associated company of any of them except for obligations arising under the Security Documents, under the Omnibus Agreement or contracts reasonably entered into in the ordinary course of business with such person (and for the purposes of this Agreement any obligations incurred under any of the Omnibus Agreement are deemed to have been reasonably incurred in the ordinary course of business) or as otherwise disclosed in writing by the Borrower to the Agent on or prior to the date of this Agreement;

8.3.7	No borrowing

permit any Guarantor to incur, any Indebtedness except for Indebtedness pursuant to the Security Documents or otherwise with the consent of the Lenders (which consent shall not be unreasonably withheld);

8.3.8	Repayment of borrowings

permit any Guarantor to repay or prepay the principal of, or pay interest on or any other sum in connection with any Indebtedness except for Indebtedness permitted pursuant to Clause 8.3.7 or pursuant to the Security Documents;

8.3.9	Guarantees

permit any Guarantor to issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except (i) pursuant to the Security Documents, (ii) in relation to the normal business of the Borrower for a contingent aggregate liability of up to USD500,000 per calendar year or (iii) otherwise with the consent of the Lenders (which consent shall not be unreasonably withheld);

8.3.10	Loans

permit any Guarantor to make any loans or grant any credit to any person or agree to do so other than in the ordinary course of business;

8.3.11	Share capital and distribution

purchase or otherwise acquire for value any partnership interest, membership interest or shares of their capital, as the case may be, or declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their partners, members or shareholders, as the case may be, except the Borrower may re-purchase any of its partnership interest or make any distributions to its partners only (i) if there has not occurred any Event of Default and (ii) no Event of Default would occur as a result of such payment provided that, as long as no Event of Default has occurred which is continuing, the Borrower may declare and pay distributions up to USD1.78 per unit/USD0.445 per quarter unit;

8.3.12	Subsidiaries

Permit any Guarantor (other than the Shareholder) to form or acquire any Subsidiaries;

8.3.13	Ownership

Permit any change from the corporate structure set out at item (i) in Part 1 of Schedule 4;

8.3.14	Change of name, flag or class

Permit any change the name, flag, Classification or Classification Society of any Vessel

8.3.15	Approved Employment Contracts

(a)	agree to shorten the tenor of any Approved Employment Contract; or

(b)	agree to reduce the charter hire payable under any Approved Employment Contract;

(c)	without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) and then, if such consent is given, only subject to such conditions as the Agent (acting on the instructions of the Majority Lenders) may impose, let or agree to let any Ship:

(i)	on demise charter for any period; or

(ii)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed three (3) months’ duration; or

(iii)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iv)	below a fair and reasonable arm’s length rate obtainable at the time when the relevant Ship is fixed.

8.3.16	Nuclear waste

permit any Vessel to carry nuclear waste or radioactive material.

8.3.17	Charters

permit to be made any material change to any Existing Charter;

8.3.18	Prohibited Persons

have, and shall use reasonable endeavours to procure that no Group Member will have, any course of dealings, directly or indirectly, with any Prohibited Person;

8.3.19	Change in constitutional documents

permit any Guarantor to amend or vary its constitutional documents;

8.3.20	Employees

permit any Owner to employ any person except the Master, officers and crew of the Vessel owned by it; or

8.3.21	Investments

permit any Guarantor to make, any investment of any kind or acquire any asset without the prior written consent of the Lenders.

9	CONDITIONS

9.1	Advance of the Loan

The obligation of each Lender to make its Commitment available in respect of the Loan is conditional upon:

9.1.1	the Agent, or its authorised representative, having received, not later than two (2) Banking Days before the day on which the Drawdown Notice is given, the documents and evidence specified in Part 1 of schedule 4 in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders); and

9.1.2	the representations and warranties contained in clause 7 being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by drawdown of the Loan; and

9.1.3	no Default having occurred and being continuing and there being no Default which would result from the lending of the Loan.

9.2	Lenders’ Commitment

The obligation of each Lender to make its Commitment available is conditional upon:

9.2.1	The Agent, or its authorised representative, having received, on or prior to the Drawdown Date, the documents and evidence specified in Part 2 of schedule 4 in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders);

9.2.2	the representations and warranties contained in clause 7 being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by drawdown of the Loan; and

9.2.3	no Default having occurred and being continuing and there being no Default which would result from the lending of the Loan.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lenders and may be waived by the Agent in whole or in part and with or without conditions only with the consent of the Majority Lenders.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date and not later than five (5) Banking Days prior to any Interest Payment Date, the Agent (acting on the instructions of the Majority Lenders) may request and the Borrower must, not later than two (2) Banking Days prior to such date, deliver to the Agent (at the Borrower’s expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Agent within two (2) days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of demand); or

10.1.2	Breach of Insurance and certain other obligations: any Owner or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Vessels or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clause 8; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Agent (following consultation with the Lenders) is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen (15) days of the occurrence thereof; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5	Cross-default: There shall occur a default (howsoever therein described) if any Indebtedness of any Security Party (other than the Manager) is not paid when due (subject to applicable grace periods) or any Indebtedness of any Security Party (other than the Manager) becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party (other than the Manager) becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party (other than the Manager) relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned; or

10.1.6	Execution: any uninsured judgment or order made against any Security Party (other than the Manager) is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party (other than the Manager) and is not discharged within thirty (30) days; or

10.1.7	Insolvency: any Security Party (other than the Manager) or Navios GP is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or suffers the declaration by any court, liquidator, receiver or administrator of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party (other than the Manager or the Borrower) without the Agent’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Agent’s prior written consent; or

10.1.9	Dissolution: any limited partnership, limited liability company or corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party (other than the Manager) or Navios GP or an order is made or resolution passed for the dissolution or winding up of any Security Party (other than the Manager) or a notice is issued convening a meeting for such purpose; or

10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party (other than the Manager) or Navios GP or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party (other than the Manager); or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party (other than the Manager) or Navios GP or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party (other than the Manager); or

10.1.12	Compositions: any limited partnership, limited liability company or corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party (other than the Manager) or Navios GP or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such limited partnership, limited liability company or corporation and any of its creditors; or

10.1.13	Analogous proceedings: there occurs, in relation to any Security Party (other than the Manager) or Navios GP, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party (other than the Manager) or Navios GP otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Agent, such consent not to be unreasonably withheld; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party (other than the Manager) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Arrest: a Mortgaged Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of such Mortgaged Vessel within a period of fifteen (15) days thereafter (this clause does not include capture of a Vessel by pirates for up to 12 months (but does apply if such capture exceeds 12 months) if relevant underwriters confirm in writing (in customary terms) within ninety (90) day of capture, that such capture will be covered by the relevant Owner’s war risks insurance); or

10.1.21	Registration: the registration of any Mortgaged Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Majority Lenders; or

10.1.22	Unrest: the Flag State of any Vessel or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Owner of the Vessel registered in such Flag State shall have transferred its Vessel onto a new flag acceptable to the Lenders within sixty (60) days of the start of such hostilities or civil war or seizure of power; or

10.1.23	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Agent be expected to have a material adverse effect (i) on the business, assets or financial condition of any Security Party or the Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.24	P&I: an Owner or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Mortgaged Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Mortgaged Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25	Material events: any other event occurs or circumstance arises which, in the opinion of the Agent (following consultation with the Lenders), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

10.1.26	Account: moneys are withdrawn from an Earnings Account or a Charter Account other than in accordance with clause 14; or

10.1.27	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.28	Material adverse change: there occurs a material adverse change in:

(a)	the financial condition or strength of the Borrower and/or Navios GP by reference to the financial position or strength of the Borrower and Navios GP as described by any Security Party to the Agent in the negotiation of this Agreement or either Existing Agreement; or

(b)	in the conditions prevailing in the international money and capital markets; or

(c)	in the financial, political or economic situation globally; or

(d)	the financial prospects of the Borrower and/or Navios GP in the reasonable opinion of the Lenders,

which, in the reasonable opinion of the Agent (following consultation with the Lenders) could prejudice the ability of the Borrower and/or Navios GP to fulfil their respective obligations under the Security Documents either on time or at all;

10.1.29	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities; or

10.1.30	Change of Ownership. Without the prior consent of the Agent (acting on the instructions of the Majority Lenders) (A) There shall occur a change in the ownership of any Guarantor, the Shareholder or Navios GP from the Drawdown Date or (B) the Permitted Owners sell any shares in the Borrower which would reduce the proportion of issued shares owned by them in aggregate in the Borrower to below 20% or (C) the Borrower issues further shares which would reduce the proportion of issued shares in the Borrower owned by the Permitted Owners in aggregate to below 20%

PROVIDED THAT that there shall not be an Event of Default solely by reason of any of the events or circumstances described in clauses 10.1.5 to 10.1.15 inclusive taking place with respect to any Group Member which is not a Security Party unless in the opinion of the Majority Lenders, the ability of any Security Party to perform all or any of the obligations expressed to be assumed by it under, or otherwise to comply with the terms of, the Security Documents which it is a party would be materially and adversely affected.

10.2	Acceleration

The Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, at any time after the happening of an Event of Default by notice to the Borrower declare that:

10.2.1	the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis

If, under clause 10.2.2, the Agent has declared the Loan to be due and payable on demand, at any time thereafter the Agent may (and if so instructed by the Majority Lenders shall) by written notice to the Borrower (a) demand repayment of the g Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify each Bank on demand, without prejudice to any of such Bank’s other rights under any of the Security Documents, against any loss (including loss of Applicable Margin) or expense (including, without limitation, Break Costs) which such Bank shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan being made under clauses 4.3, 4.5, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or the Loan not being made available for any reason (excluding any default by the Payment Agent, the Agent or any Lender) after the Drawdown Notice has been given.

11.2	Environmental indemnity

The Borrower shall indemnify each Bank on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against such Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against such Bank which would not have been, or been capable of being, made or asserted against such Bank had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrower shall promptly indemnify each Lender on demand against any cost incurred or loss suffered by such Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to such Lender’s Commitment and/or Contribution or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by such Lender under clause 12.2.

12	UNLAWFULNESS AND INCREASED COSTS

12.1	Unlawfulness

If it is or becomes contrary to any law, directive or regulation for any Lender to contribute to the Loan or to maintain its Commitment or fund its Contribution to the Loan, such Lender shall promptly, through the Agent, give notice to the Borrower whereupon (a) such Lender’s Contribution and Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay such Lender’s Contribution either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law, directive or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which a Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1	subject any Lender to Taxes or change the basis of Taxation of any Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, any Lender or its holding company in making or keeping such Lender’s Commitment available or maintaining or funding all or part of such Lender’s Contribution; and/or

12.2.3	reduce the amount payable or the effective return to any Lender under any of the Security Documents; and/or

12.2.4	reduce any Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Lender’s obligations under any of the Security Documents; and/or

12.2.5	require any Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by such Lender under any of the Security Documents; and/or

12.2.6	require any Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Contribution or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)	such Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrower shall on demand made at any time whether or not such Lender’s Contribution has been repaid, pay to the Payment Agent for the account of such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Lender or its holding company regards as confidential) is required to compensate such Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment , forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which a Lender is included.

12.3	Exception

Nothing in clause 12.2 shall entitle any Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Payment Agent and/or the Security Trustee under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Security Trustee’s or (as the case may be) the Payment Agent’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Banks or any of them under any of the Security Documents;

13.1.2	secondly, in or towards payment of any fees payable to the Arrangers, the Payment Agent, the Agent or any of the other Banks under, or in relation to, the Security Documents which remain unpaid;

13.1.3	thirdly, in or towards payment to the Lenders, on a pro rata basis, of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

13.1.4	fourthly, in or towards repayment of the Loan (in such proportions as the Lenders require and whether the same is due and payable or not) and shall be applied, in respect of the Loan, pro rata against the outstanding repayment instalments;

13.1.5	fifthly, in or towards payment to the Lenders, on a pro rata basis any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid; and

13.1.6	sixthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.

13.2	Set-off

13.2.1	The Borrower irrevocably authorises each Bank (without prejudice to any of such Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Bank in or towards satisfaction of any sum due and payable from the Borrower to such Bank under any of the Security Documents. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2	No Bank shall be obliged to exercise any right given to it by this clause 13.2. Each Bank shall notify the Borrower through the Agent forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto and the Agent shall inform the other Banks.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Pro rata payments

13.3.1	If at any time any Lender (the “Recovering Lender”) receives or recovers any amount owing to it by the Borrower under this Agreement (other than pursuant to any other Security Document) by direct payment, set-off or in any manner other than by payment through the Payment Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Lender’s Contribution or any other payment of an amount due to the Recovering Lender for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 11.3, 12.1, or 12.2), the Recovering Lender shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Payment Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Lender would have received if the Relevant Receipt had been received by the Payment Agent and distributed pursuant to clause 6.1 or 6.10 (as the case may be) then:

(a)	within two (2) Banking Days of demand by the Payment Agent, the Recovering Lender shall pay to the Payment Agent an amount equal (or equivalent) to the excess;

(b)	the Payment Agent shall treat the excess amount so paid by the Recovering Lender as if it were a payment made by the Borrower and shall distribute the same to the Lenders (other than the Recovering Lenders) in accordance with clause 6.10; and

(c)	as between the Borrower and the Recovering Lender the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Lenders shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.3.2	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Lender (whether to a liquidator or otherwise) each Lender to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Lender repay to the Recovering Lender such Lender’s pro-rata share of the amount which has to be refunded by the Recovering Lender.

13.3.3	Each Lender shall on request supply to the Agent such information as the Agent may from time to time request for the purposes of this clause 13.3.

13.3.4	Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Lender shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to Proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such Proceedings or commence and diligently pursue separate Proceedings to enforce its rights in the same or another court (unless the Proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Agent).

13.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Lender to comply with the provisions of clause 13.3 shall not release any other Recovering Lender from any of its obligations or liabilities under clause 13.3.

13.5	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or create or declare a trust by a Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6	Further assurance

The Borrower undertakes with each Bank that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of each Lender thereunder, are enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Lenders may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.8	No implied waivers, remedies cumulative

No failure or delay on the part of any of the Banks to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by any Bank shall be effective unless it is in writing.

13.9	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.10	Force Majeure

Regardless of any other provision of this Agreement, none of the Banks shall be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Bank or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Bank or (vi) any other circumstances whatsoever outside the Bank’s control.

13.11	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.11 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.12	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.13	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Agent.

14	ACCOUNTS AND RETENTIONS

14.1	General

The Borrower undertakes with each Bank that it will ensure that:

14.1.1	the Shareholder will on or before the Drawdown Date, open Earnings Account A and Earnings Account B and the Charter Accounts in its name and JTC will on or before the Drawdown Date, open Earnings Account C in its name and Surf will on or before the Drawdown Date, open Earnings Account D in its name; and

14.1.2	all moneys payable to any Owner in respect of the Earnings (as defined in the relevant Mortgage) of its Mortgaged Vessel or to either Charterer in respect of either Chartered Vessel shall, unless and until the Agent (acting on the instructions of the Majority Lenders) directs to the contrary pursuant to the provisions of the relevant Mortgage, be paid to the relevant Earnings Account or the relevant Charter Account, as the case may be, Provided however that if any of the moneys paid to an Earnings Account or a Charter Account are payable in a currency other than USD, they shall be paid to a sub-account of that Earnings Account or Charter Account denominated in such currency (except that if the Shareholder fails to open such a sub-account, the Account Bank shall then convert such moneys into USD at the Account Bank’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Account: withdrawals

Any sums standing to the credit of an Earnings Account or a Charter Account may be applied from time to time (i) firstly and to make the payments required under this Agreement, (ii) secondly subject to there being no breach of Clause 14.3 and to no Event of Default having occurred, in the operation of the Mortgaged Vessels and (iii) subject to there being at any time sufficient funds to pay amounts due under (i) and (ii) above as they fall due, thirdly for the general corporate purposes of the Borrower.

14.3	Retention Account: credits and withdrawals

14.3.1	The Borrower undertakes with each Bank that, throughout the Facility Period, it will procure that, on each Retention Date there is paid (whether from an Earnings Account, a Charter Account or elsewhere) to the Retention Account, the Retention Amount for such date.

14.3.2	Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.5 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon must be applied by the Account Bank (and the Borrower hereby irrevocably authorises the Account Bank so to apply the same) upon each Repayment Date and/or on each day that interest is payable on the Loan pursuant to clause 3.1, in or towards payment to the Payment Agent of the instalment then falling due for repayment or, as the case may be, the amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same.

Unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees in writing and subject to this clause 14.3.2, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time during the Facility Period.

14.4	Application of accounts

At any time after the occurrence of an Event of Default, the Payment Agent may (and on the instructions of the Majority Lenders shall), without notice to the Borrower, instruct the Account Bank to apply all moneys then standing to the credit of an Earnings Account and/or the Retention Account and/or a Charter Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Banks or any of them under the Security Documents in the manner specified in clause 13.1.

14.5	Charging of accounts

The Earnings Accounts, the Charter Accounts and the Retention Account and all amounts from time to time respectively standing to the credit thereof shall be subject to the security constituted and the rights conferred by, respectively, the Earnings Account Pledges, the Charter Account Pledges and the Retention Account Pledge.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Banks and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Banks

any Lender (the “Transferor Lender”) may at any time, without the consent of, or consultation with, or notice to, the Borrower and/or the Guarantors and/or any charterer of a Vessel (other than in the circumstances referred to in Clause 15.9, in respect of which the terms of Clause 15.9 shall apply), cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be transferred to (i) another Lender, (ii) another branch, subsidiary or affiliate of a Lender, (iii) another first class international bank or financial institution,

(iv) a trust corporation, fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is advised by or the assets of which are managed or serviced by a Lender (in each case a “Transferee Lender”) in each case by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Lender and the Transferee Lender. No such transfer is binding on, or effective in relation to, the Borrower or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Lender, the Transferee Lender and the Agent (on behalf of itself, the Borrower and the other Banks) and (ii) such transfer of rights under the other Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1	a Transfer Certificate may be in respect of a Lender’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Lender in its capacity as a Lender and shall not transfer its rights and obligations (if applicable) as the Agent and/or the Agent and/or the Security Trustee, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, the Transferor Lender’s payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower had against the Transferor Lender and the Transferee Lender assumes all obligations of the Transferor Lender as are transferred by such Transfer Certificate;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with a Contribution and/or a Commitment in respect of the Loan Facility of the amounts specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Agent and the Security Trustee and to the extent that the Transferee Lender becomes bound by those provisions, the Transferor Lender ceases to be bound by them;

(e)	the Loan or part of the Loan which the Transferee Lender makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Lender, assuming that any defects in the Transferor Lender’s title and any rights or equities of any Security Party against the Transferor Lender had not existed; and

(f)	the Transferee Lender becomes entitled to all the rights under this Agreement which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them;

15.3.4	the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5	the Borrower, the Security Trustee, the Agent and the Lenders hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrower, the Transferor Lender and the Transferee Lender.

15.4	Reliance on Transfer Certificate

15.4.1	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2	The Payment Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Lenders holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Payment Agent shall make the said register available for inspection by any Lender or the Borrower during normal banking hours upon receipt by the Payment Agent of reasonable prior notice requesting the Payment Agent to do so.

15.4.3	The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by all parties to this Agreement.

15.5	Transfer fees and expenses

Any Transferor Lender who causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents in accordance with the foregoing provisions of this clause 15, must, on each occasion, pay to the Agent a transfer fee of one thousand five hundred Dollars (USD 1,500) and, in addition, be responsible for all other costs and expenses (including, but not limited to, reasonable legal fees and expenses) associated therewith and all value added tax thereon, as well as those of the Agent (in addition to its fee as aforesaid) in connection with such transfer.

15.6	Documenting transfers

If any Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrower undertakes, immediately on being requested to do so by the Agent and at the cost of the Transferor Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of such Lender’s interest in the Security Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Transferor Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests.

15.7	Sub-Participation

A Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents at its own expense without the consent of, or notice to, the Borrower.

15.8	Lending office

Each Lender shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement. If the office through which a Lender is lending is changed pursuant to this clause 15.8, such Lender shall notify the Agent promptly of such change and the Agent shall notify the Borrower, the Security Trustee, the Payment Agent, the Account Bank and the other Lenders.

15.9	Securitisation

A Lender may include all or any part of the Loan in a securitisation or similar transaction after consultation with, and after giving 45-day notice to, the Borrower but without the consent of the Borrower or any Security Party or any charterer of a Vessel. The Borrower will assist the Lenders as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrower shall not be required to bear any third party costs related to any such securitisation and need only provide such information which any third parties may reasonably request.

Provided that a Lender may only give, divulge and reveal such information as the Borrower would be authorised to disclose in accordance with the rules and regulations of the public stock exchange in which it is listed and the recipient of such information shall execute a confidentiality agreement in relation to such information.

15.10	Disclosure of information

The Borrower hereby does, and shall procure that the other Security Parties do, irrevocably authorise each Bank to give, divulge and reveal from time to time information and details relating to their accounts, the Vessels, the Security Documents, the Loan, the Commitments and any agreement entered into by the Borrower and/or a Security Party or information provided by the Borrower or a Security Party in connection with the Security Documents to:

(i)	any public or internationally recognised authorities that are entitled to and have requested to obtain such information,

(ii)	the Banks’ respective head offices, branches and affiliates and professional advisors,

(iii)	any other parties to the Security Documents,

(iv)	a rating agency or their professional advisors,

(v)	any person with whom such Bank proposes to enter (or considers entering) into contractual relations in relation to the Loan and/or its Commitment or Contribution, and

(vi)	any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangements or other transaction in relation to the Loan, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitisation or similar transaction or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Bank’s rights and obligations

Provided that, in respect of paragraphs (iv), (v) and (vi) above, a Lender may only give, divulge and reveal such information as the Borrower would be authorised to disclose in accordance with the rules and regulations of the public stock exchange in which it is listed and the recipient of such information shall execute a confidentiality agreement in relation to such information.

16	ARRANGERS, AGENT AND SECURITY TRUSTEE

16.1	Appointment of the Agent

Each Lender irrevocably appoints the Agent and the Payment Agent as its agent and payment agent respectively for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. Accordingly each of the Lenders hereby authorise the Agent and the Payment Agent:

16.1.1	to execute such documents as may be approved by the Majority Lenders for execution by the Agent and/or (as the case may be) the Payment Agent; and

16.1.2	(whether or not by or through employees or agents) to take such action on such Lender’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent and/or the Payment Agent by any Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2	Payment Agent’s/Agent’s actions

Any action taken by the Agent or the Payment Agent under or in relation to any of the Security Documents whether with requisite authority or on the basis of appropriate instructions received from the Majority Lenders (or as otherwise duly authorised) shall be binding on all the Banks.

16.3	Agent’s and Payment Agent’s duties

16.3.1	The Agent shall promptly notify each Lender of the contents of each notice, certificate or other document received by it from the Borrower under or pursuant to clauses 8.1.1, 8.1.6, 8.1.9, 8.1.10, 8.1.13 and 8.1.17; and

16.3.2	The Agent and the Payment Agent shall (subject to the other provisions of this clause 16) take (or instruct the Security Trustee to take) such action or, as the case may be, refrain from taking (or authorise the Security Trustee to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Lenders may direct.

16.4	Agent’s and Payment Agent’s rights

The Agent and the Payment Agent may:

16.4.1	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Trustee to act or refrain from acting) in accordance with the instructions of the Lenders, and shall be fully protected in so doing;

16.4.2	unless and until it has received directions from the Majority Lenders, take such action or, as the case may be, refrain from taking such action (or authorise the Security Trustee to take or refrain from taking such action) in respect of a Default of which the Agent and/or the Payment Agent has actual knowledge as it shall consider advisable in the best interests of the Lenders (but shall not be obliged to do so);

16.4.3	refrain from acting (or authorise the Security Trustee to refrain from acting) in accordance with any instructions of the Lenders to institute any Proceedings arising out of or in connection with any of the Security Documents until it and/or the Security Trustee has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4	deem and treat (i) each Lender as the person entitled to the benefit of the Contribution of such Lender for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Lenders in schedule 1 as its lending office unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5	rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5	No Liability of Arrangers or Security Trustee or Agent or Payment Agent

None of the Arrangers, the Agent, the Security Trustee, the Payment Agent nor any of their respective employees and agents shall:

16.5.1	be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request to the Borrower; or

16.5.2	be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party in the performance or observance of any of the provisions of the Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

16.5.3	be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Lender for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any Proceedings arising out of or in connection with any of the Security Documents other than on the instructions of the Majority Lenders; or

16.5.7	be liable to any Lender for any action taken or omitted under or in connection with any of the Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, none of the Arrangers, the Security Trustee, the Agent or the Payment Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of either Arranger or the person for the time being acting as the Agent, the Security Trustee or the Payment Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by either Arranger or, as the case may be, the Agent, the Security Trustee or Payment Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6	Non–reliance on Arrangers, Security Trustee, Agent or Payment Agent

Each Lender acknowledges that it has not relied on any statement, opinion, forecast or other representation made by either Arranger, the Security Trustee, the Agent or the Payment Agent to induce it to enter into any of the Security Documents and that it has made and will continue to make, without reliance on either Arranger, the Security Trustee, the Agent or the

Payment Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Lender’s Commitment or Contribution under this Agreement. None of the Arrangers, the Security Trustee, the Payment Agent and the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7	No responsibility on Security Trustee, Arrangers, Agent or Payment Agent for Borrower’s performance

None of the Arrangers, the Security Trustee, the Agent or the Payment Agent shall have any responsibility or liability to any Lender:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of the Borrower or any other Security Party to the Mortgaged Vessels or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Trustee to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with the Security Documents or their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Lenders.

16.8	Reliance on documents and professional advice

Each of the Arrangers, the Security Trustee, the Payment Agent and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the relevant Arranger’s or, as the case may be, the Security Trustee’s, the Agent’s or Payment Agent’s employment).

16.9	Other dealings

Each of the Arrangers, the Security Trustee, the Payment Agent and the Agent may, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any company in the same group of companies as such Security Party or any of the Lenders as if it were not an Arranger or, as the case may be, the Security Trustee, the Agent or Payment Agent.

16.10	Rights of Agent, Payment Agent as Lender; no partnership

With respect to its own Commitment and Contribution (if any) the Agent and the Payment Agent shall have the same rights and powers under the Security Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Lenders” shall, unless the context clearly otherwise indicates, include the Agent and the Payment Agent in their respective individual capacity as a Lender. This Agreement shall not be construed so as to constitute a partnership between the parties or any of them.

16.11	Amendments and waivers

16.11.1	Subject to clause 16.11, the Agent and/or the Payment Agent (as the case may be) may, with the consent of the Majority Lenders (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Lenders, shall:

16.11.2	agree (or authorise the Security Trustee to agree) amendments or modifications to any of the Security Documents with the Borrower and/or any other Security Party; and/or

16.11.3	vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrower and/or any other Security Party (or authorise the Security Trustee to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent and/or the Payment Agent (as the case may be) shall (with the approval of the Majority Lenders) determine, shall be promptly notified to the Lenders by the Agent and/or the Payment Agent (as the case may be) and (without prejudice to the generality of clause 16.2) shall be binding on the Lenders.

16.11.4	Except with the prior written consent of the Lenders, the Agent and the Payment Agent shall have no authority on behalf of the Lenders to agree (or authorise the Security Trustee to agree) with the Borrower and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Trustee to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Trustee to vary or excuse) performance of or under any of the Security Documents by the Borrower and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a)	reduce the Applicable Margin, postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(b)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(c)	increase any Lender’s Commitment;

(d)	extend the Maturity Date;

(e)	change any provision of any of the Security Documents which expressly or impliedly requires the approval or consent of all the Lenders such that the relevant approval or consent may be given otherwise than with the sanction of all the Lenders;

(f)	change the order of distribution under clauses 6.10 and 13.1;

(g)	change this clause 16.11;

(h)	change the definition of “Majority Lenders” in clause 1.2;

(i)	release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12	Reimbursement and indemnity by Lenders

Each Lender shall reimburse the Security Trustee, the Agent and the Payment Agent (rateably in accordance with such Lender’s Commitment or, after the Loan has been drawn, its Contribution) to the extent that the Security Trustee, the Agent or the Payment Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the Agent or the Payment Agent which are expressed to be payable by the Borrower under clause 5.2 including (in each case), without limitation, the fees and expenses of legal or other professional advisers provided that, if following any payment to the Security Trustee, the Agent or the Payment Agent by a Lender under this clause the Security Trustee, the Agent or the Payment Agent receives payment from the Borrower in respect of the same costs, fees or expenses, the Security Trustee, the Agent or the Payment Agent shall upon receipt thereof reimburse the relevant Lender. Each Lender must on demand indemnify the Security Trustee, the Agent or the Payment Agent (rateably in accordance with such Lender’s Commitment or, after the Loan has been drawn, its Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Security Trustee or the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Security Trustee, the Agent or, as the case may be, the Payment Agent, under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Security Trustee’s, the Agent’s or as the case may be, the Payment Agent’s own gross negligence or wilful misconduct.

16.13	Retirement of Agent/Payment Agent

16.13.1	The Agent and the Payment Agent may, having given to the Borrower and each of the Lenders not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Agent or the Payment Agent (as the case may be) under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Lenders as a successor agent:

(a)	a company in the same group of companies as the Agent or, as the case may be, the Payment Agent nominated by the Agent or, as the case may be, the Payment Agent,

(b)	a Lender nominated by the Majority Lenders or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent or, as the case may be, the Payment Agent.

Any corporation into which the retiring Agent and/or the Payment Agent (as the case may be) may be merged or converted or any corporation with which the Agent and/or the Payment Agent (as the case may be) may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent or the Payment Agent (as the case may be) shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to the Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Lenders. Prior to any such successor being appointed, the Agent agrees to consult with the Borrower and the Lenders as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower and the Lenders may raise to such successor being appointed.

16.13.2	If the Majority Lenders, acting reasonably, are of the opinion that the Agent or Payment Agent is unable to fulfil its respective obligations under this Agreement in a professional and acceptable manner, then they may require the Agent or Payment Agent, by written notice, to resign in accordance with clause 16.13.1, which the Agent shall promptly do, and the terms of clause 16.13.1 shall apply to the appointment of any substitute Agent or Payment Agent, save that the same shall be appointed by the Majority Lenders and not by all of the Lenders.

16.13.3	Upon any such successor as aforesaid being appointed, the retiring Agent or, as the case may be, the Payment Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent or Payment Agent. The retiring Agent or Payment Agent shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14	Appointment and retirement of Security Trustee

16.14.1	Appointment

Each of the Lenders and the Agent irrevocably appoints the Security Trustee as its Security Trustee and trustee for the purposes of the Security Documents, in each case on the terms set out in this Agreement. Accordingly, each of the Lenders and the Agent hereby authorises the Security Trustee (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Trustee by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2	Retirement

Without prejudice to clause 16.13, the Security Trustee may, having given to the Borrower and each of the Lenders not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Trustee under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Lenders and the Agent as a successor Security Trustee and trustee:

(a)	a company in the same group of companies of the Security Trustee nominated by the Security Trustee which the Lenders hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Lender or trust corporation nominated by the Majority Lenders or, failing such a nomination,

(c)	any bank or trust corporation nominated by the retiring Security Trustee,

and, in any case, such successor Security Trustee and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Trustee as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Trustee may be merged or converted or any corporation with which the Security Trustee may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Trustee shall be a party shall, to the extent permitted by applicable law, be the successor Security Trustee under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Lenders. Prior to any such successor being appointed, the Security Trustee agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

Upon any such successor as aforesaid being appointed, the retiring Security Trustee shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Trustee. The retiring Security Trustee shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15	Powers and duties of the Security Trustee

16.15.1	The Security Trustee shall have no duties, obligations or liabilities to any of the Lenders and the Agent beyond those expressly stated in any of the Security Documents. Each of the Agent and the Lenders hereby authorises the Security Trustee to enter into and execute:

(a)	each of the Security Documents to which the Security Trustee is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Lenders) for entry into by the Security Trustee,

and, in each and every case, to hold any and all security thereby created upon trust for the Lenders and the Agent for the time being in the manner contemplated by this Agreement.

16.15.2	Subject to clause 16.15.3 the Security Trustee may, with the prior consent of the Majority Lenders communicated in writing by the Agent, concur with any of the Security Parties to:

(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Trustee is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Trustee is or is intended to be a party; or

(c)	give any consents to any Security Party in respect of any provision of any Security Document

Any such action so authorised and effected by the Security Trustee shall be promptly notified to the Lenders and the Agent by the Security Trustee and shall be binding on the other Banks.

16.15.3	The Security Trustee shall not concur with any Security Party with respect to any of the matters described in clause 16.11.4 without the consent of the Lenders communicated in writing by the Agent.

16.15.4	The Security Trustee shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as Security Trustee and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Trustee has received such instructions from the Agent, the Security Trustee may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14 as the Security Trustee shall deem advisable in the best interests of the Banks provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Trustee to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of the Lenders is expressly required under clause 16.15.3 - clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5	None of the Lenders nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.14 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Trustee.

16.15.6	For the purpose of this clause 16, the Security Trustee may, rely and act in reliance upon any information from time to time furnished to the Security Trustee by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Trustee shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Trustee has actual knowledge that such information is inaccurate or incorrect.

16.15.7	Without prejudice to the foregoing each of the Agent and the Lenders (whether directly or through the Agent) shall provide the Security Trustee with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.14.

16.16	Trust provisions

16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

(a)	the expiration of a period of eighty (80) years from the date of this Agreement; and

(b)	receipt by the Security Trustee of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2	In its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Trustee shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by any of those Security Documents.

16.16.3	It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Trustee shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Trustee, may not be paid out promptly following receipt in the name or under the control of the Security Trustee in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify its investments and the Security Trustee may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Trustee, be made or retained in the names of nominees.

16.17	Independent action by Banks

None of the Banks shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Lenders but, provided such consent has been obtained, it shall not be necessary for any other Bank to be joined as an additional party in any Proceedings for this purpose.

16.18	Common Agent and Security Trustee

The Agent and the Security Trustee have entered into the Security Documents in their separate capacities (a) as agent for the Lenders under and pursuant to this Agreement (in the case of the Agent) and (b) as Security Trustee and trustee for the Lenders and the Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.14 on the terms set out in such Security Documents (in the case of the Security Trustee). If and when the Agent and the Security Trustee are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Trustee (and vice versa), all parties to this Agreement agree that any such communications or instructions on such occasions are unnecessary and are hereby waived.

16.19	Co-operation to achieve agreed priorities of application

The Lenders and the Agent shall co-operate with each other and with the Security Trustee and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20	The Prompt distribution of proceeds

Moneys received by any of the Banks (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Banks other than the Agent or the Security Trustee) and shall be distributed by the Agent or, as the case may be, the Security Trustee (in the case of moneys so received by the Agent or, as the case may be, the Security Trustee) in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Trustee shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Trustee save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Trustee (acting on the instructions of the Majority Lenders) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Trustee and/or the Account Bank and/or the Arrangers and/or the Lenders or any of them to provide for the whole of their respective claims against the Borrower or any other person liable.

16.21	Reconventioning

After consultation with the Borrower and the Lenders and notwithstanding clause 16.11, the Agent shall be entitled to make such amendments to this Agreement as it may determine to be necessary to take account of any changes in market practices as a consequence of the European Monetary Union (whether as to the settlement or rounding of obligations, business days, the calculation of interest or otherwise whatsoever). So far as possible such amendments shall be such as to put the parties in the same position as if the event or events giving rise the need to amend this Agreement had not occurred. Any amendment so made to this Agreement by the Agent shall be promptly notified to the other parties hereto and shall be binding on all parties hereto.

16.22	Exclusivity

Without prejudice to the Borrower’s rights, in certain instances, to give their consent thereunder, clauses 15 and 16 are for the exclusive benefit of the Banks.

17	NOTICES AND OTHER MATTERS

17.1	Notices

17.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

17.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

17.2	Addresses for communications, effective date of notices

17.2.1	Subject to clause 17.2.2, clause 17.2.5 and 17.3 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Agent by notice in writing);

Address	c/o Navios ShipManagement Inc.
85 Akti Miaouli
Piraeus
Greece

Fax no:	+ 30 210 453 1984

17.2.2	notwithstanding the provisions of clause 17.2.1 or clause 17.2.5, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Banks or any of them to the Borrower to the address or fax number referred to in clause 17.2.1;

17.2.3	subject to clause 17.2.5, notices to the Payment Agent and/or the Agent and/or an Arranger and/or Account Bank and/or Security Trustee shall be deemed to be given, and shall take effect, when received in full legible form by the Payment Agent and/or the Agent at the address and/or the fax number address appearing below (or at any such other address or fax number as the Payment Agent and/or the Agent (as appropriate) may hereafter specify for such purpose to the Borrower and the other Lenders by notice in writing);

Agent:

Address:	DVB Bank SE Park House 16-18 Finsbury Circus London EC2M 7EB England

Attn:	Transaction & Loan Services.
Fax no:	+44 207 256 4552

with a copy to:	DVB Bank SE Representative Office South Polis Center Building K4, 3, Moraitini Street & 1, Palea Leof. Posidonos Delta Paleo Faliro 175 61 Athens Greece

Attn:	Dry Bulk Group
Fax no:	+30 210 455 7420

Payment Agent:

Address:	Domstrasse18 20095 Hamburg Germany

Attn:	Claas Ringleben
Fax no:	+49 40 37 699 649

17.2.4	subject to clause 17.2.5 and 17.3, notices to a Lender shall be deemed to be given and shall take effect when received in full legible form by such Lender at its address and/or fax number specified in schedule 1 or in any relevant Transfer Certificate (or at any other address or fax number as such Lender may hereafter specify for such purpose to the other Banks); and

17.2.5	if under clause 17.2.1 or clause 17.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17.3	Electronic Communication

17.3.1	Any communication to be made by and/or between the Banks or any of them and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their electronic mail address or any other such information supplied by them.

17.3.2	Any electronic communication made by and/or between the Banks or any of them and the Security Parties or any of them will be effective only when actually received in readable form and, in the case of any electronic communication made by the Borrower or the Lenders to the Agent, only if it is addressed in such manner as the Agent shall specify for this purpose

17.4	Notices through the Agent

Every notice under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrower to any other party, shall be given to the Agent for onward transmission as appropriate and every notice under this Agreement to be given to the Borrower shall (except otherwise provided in the Security Documents) be given to the Borrower by the Agent.

18	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law.

19	JURISDICTION

19.1	Exclusive Jurisdiction

For the benefit of the Banks, and subject to clause 19.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

19.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

19.1.2	to grant interim remedies or other provisional or protective relief.

19.2	Submission and service of process

The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

19.2.1	irrevocably empowers and appoints HFW Nominees Ltd at present of Marlow House, Lloyds Avenue, London EC3N 3AL, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

19.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

19.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

19.2.4	without prejudice to the effectiveness of service of process on its agent under clause 19.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 17.2;

19.2.5	agrees that if the appointment of any person mentioned in clause 19.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

19.3	Forum non conveniens and enforcement abroad

The Borrower:

19.3.1	waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 19.1; and

19.3.2	agrees that a judgment or order of an English court in a dispute or other matter falling within clause 19.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

19.4	Right of Lender, but not Borrower, to bring proceedings in any other jurisdiction

19.4.1	Nothing in this clause 19 limits the right of any Lender to bring Proceedings, including third party proceedings, against any one or more Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

19.4.2	the obtaining by any Lender of judgment in one jurisdiction shall not prevent such Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

19.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 19 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

19.6	Effect in relation to claims by and against non-parties

19.6.1	For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by any Bank pursuant thereto or which would, if brought by any one or more of the Borrower against the Lender, have been required to be brought in the English courts;

19.6.2	no Borrower shall bring or pursue any Foreign Proceedings against any Bank and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against any Bank;

19.6.3	If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party (including but not limited to any general or limited partners of the Borrower) brings or pursues against any Bank any Foreign Proceedings, the Borrower shall indemnify such Bank on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which such Bank (or the Agent on its behalf) certifies as having been incurred by it;

the Banks and the Borrower hereby agree and declare that the benefit of this clause 19 shall extend to and may be enforced by any officer, employee, agent or business associate of any of the Banks against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of any Bank pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 19.1. In those circumstances this clause 19 shall be read and construed as if references to any Bank were references to such officer, employee, agent or business associate, as the case may be.

Execution Pages

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed for and on behalf of	)
NAVIOS MARITIME PARTNERS L.P.	)
By NAVIOS GP L.L.C., its sole general partner	)
By NAVIOS MARITIME HOLDINGS INC.,	)
its sole member by Todd Johnson	)	/s/ Todd Johnson
(as Borrower under and pursuant to	)
a power of attorney dated 31 July 2012))
in the presence of	)

/s/ Robin Parry

SIGNED by Antonios Paizes	)
for and on behalf of	)	/s/ Antonios Paizes
COMMERZBANK AG	)
(as a Lender) in the presence of	)

/s/ Robin Parry

SIGNED by Ronan Le Du	)
for and on behalf of	)	/s/ Ronan Le Du
DVB BANK SE	)
(as a Lender) in the presence of	)

/s/ Robin Parry

SIGNED by Ronan Le Du	)
for and on behalf of	)
DVB BANK SE	)	/s/ Ronan Le Du
(as Joint-Arranger, Agent and	)
Security Trustee) in the presence of	)

/s/ Robin Parry

SIGNED by Antonios Paizes	)
for and on behalf of	)
COMMERZBANK AG	)	/s/ Antonios Paizes
(as Payment Agent, Joint-Arranger and Account	)
Bank) in the presence of	)

/s/ Robin Parry